Exhibit 10.36

December 29, 2022

Mr. Emmanuel Heymann

Re: Offer of Employment by Cyabra Strategy Inc.

Dear Emmanuel:

1. On behalf of Cyabra Strategy Inc. (the “Company”), I am pleased to extend this offer of employment to you for the position of SVP, Revenue. In this position, you will be reporting to the CEO of the Company.

2. Starting Date. You will commence work with the Company on or about January 1, 2023 (the “Commencement Date”). Your employment is of no set duration.

3. Base Salary. Your initial base salary in this position will be paid at the rate of US$ US$240,000 if annualized, and subject to standard payroll taxes and deductions. Your salary will also be subject to periodic review based on corporate policy, your performance, and other factors considered by the Company in making salary determinations.

4. Incentive Compensation: You are eligible to receive incentive compensation, the details of which will be provided to you under separate cover.

5. Options. In addition, as promptly as practicable after the Commencement Date and subject to the approval of the Board of Directors of [Cyabra Ltd.], the Company’s parent company (the “Parent”)] (the “Board”), you will receive an option covering [Number of options] [ordinary shares of the Parent] [shares of Common Stock of the Company] at an exercise price equal to the fair market value of the [Parent’s ordinary shares] [Company’s common stock] as of the date of the grant, as determined by the Board in a manner consistent with Section 409A of the Internal Revenue Code of 1986, as amended. The option will be governed by a separate grant letter and the applicable equity incentive or similar plan of the [Parent][Company] (the “Plan”). The option shall vest over four (4) years as follows: 25% of the shares subject to the option shall vest on October 17, 2023 (the “First Vesting Date”), and the remaining 75% of the shares subject to the option will vest in thirty-six (36) equal monthly installments on the last day of each month following the First Vesting Date.

6. Benefits. As a Company employee, you will be eligible to participate in the group benefit plans available generally to Company employees pursuant to the Company’s various programs when and if such benefit programs are instituted. In addition you will be eligible to participate in the Company health insurance program, if and as shall be established by the Company for its employees from time to time, in accordance with the Health Care program and policies to be adopted by the Company. At present, since there is currently no health plan in effect, the Company agrees to contribute $1,500 to you each month to obtain your own health insurance for you and your immediate family.

7. Vacation & Holidays. You are eligible to accrue up to 17 days of PTO per year (prorated for partial years of employment). You roll over up to 7 days of unused time per year in accordance with New York’s paid sick leave law. At the time of termination, the Company shall pay you for any accrued but unused PTO that were accrued during the year of termination. The PTO will accrue at the rate of 1.416 days per month. PTO includes vacation, personal and sick days. Company employees are also eligible for the following paid holidays, New Year’s Day, Memorial Day, Christmas Day, Independence Day, Labor Day, Thanksgiving Day and the Friday after Thanksgiving..

8. At-Will Employment. Your employment at all times will be as an “at will” employee. This means your employment is not for any definite period of time, and either you or Company may terminate such employment for any reason, at any time, with or without cause and with or without notice. Nothing in this offer letter or told to you during the interview process is contractual in nature and your employment should not be interpreted as a guarantee of continued employment. Rather, the at-will nature of the employment relationship may only be modified by a document that is expressly designated as an “employment agreement” or “employment contract” and signed by the Chief Executive Officer of the Company. While this letter summarizes some of the important aspects of your proposed employment with the Company, it is not intended to serve as a contract. The Company reserves the right to replace, adapt or modify from time to time the terms in this letter and as well as any policies and procedures. Notwithstanding the at-will nature of your employment, you agree to provide the Company with two weeks advance written notice of your resignation if prior to the one year anniversary of the Commencement Date, and four weeks advance written notice if you resign after the one year anniversary of the Commencement Date. The Company agrees to provide you with two weeks advance written notice if the Company terminates your employment without Cause (as defined in the Plan) prior to the one year anniversary of the Commencement Date, and four weeks advance written notice if the Company terminates your employment without Cause after the one year anniversary of the Commencement Date.

9. Compliance with Prior Agreements. The Company does not hire people for the purpose of acquiring their former employers’ trade secrets, confidential information or proprietary information. By signing and returning a copy of this letter, you acknowledge that you have returned or will promptly return all property, including documents, memoranda, software or other records containing information belonging to your current or former employer before starting your employment with the Company. You further agree that you will not bring such materials to our premises or otherwise use any such material in performing work for the Company. You also represent and warrant that you are free to enter into and fully perform under the terms of this offer letter without breaching any other agreement to which you are or may be bound. You further agree to indemnify the Company to the extent it is made a party to any lawsuit based upon your violation of any such agreement.

10. Duty of Loyalty. You agree that, while employed with the Company, you will not engage in any other employment, occupation, consulting or other business activity related to the business in which the Company is now involved or becomes involved during your employment, nor will you engage in any other activities that conflict with your obligations to the Company. You understand that you must seek prior approval from the CEO before becoming employed or engaged by any other entity while also employed by the Company.

11. Contingencies. This offer is contingent upon your compliance with the 1986 Immigration Reform and Control Act and your providing within the first three days of employment evidence of your identity and eligibility to work in the United States. The Company reserves the right to conduct background investigations and/or reference checks on all of its potential employees. Your job offer, therefore, is contingent upon (i) you consenting in writing to a background check and (ii) clearance of such a background investigation and/or reference check, if any, to the satisfaction of the Company. This offer is also contingent upon your execution of the Company Non-disclosure, Assignment of Inventions, Non- Solicitation, and Non-Competition Agreement, which is an integral part of this employment. A copy of that Agreement is attached.

12. Governing Law & Jurisdiction. The parties agree that the terms of your employment will be subject to the laws of the State of New York and consent to the federal and state courts located in New York.

13. Entire Agreement. This offer of employment and the attached Confidentiality, NonCompetition, Non-Solicitation and Assignment of Inventions Agreement supersedes any and all other offer letters, employment agreements or understandings, whether oral or written, between you and the Company.

Please indicate your acceptance of this offer of employment by signing and dating below, and returning to Company the signed offer letter and the signed Confidentiality, Non-Competition, NonSolicitation and Assignment of Inventions Agreement, which is attached hereto as Exhibit A.

We look forward to having you join the Company team and anticipate that this will be a mutually beneficial relationship. If you have any questions, please feel free to give us a call.

Sincerely,

CYABRA STRATEGY, INC.

By:	/s/ Dan Brahmy
Dan Brahmy, CEO

AGREED TO AND ACCEPTED:

/s/ Emmanuel Heymann
Name: Emmanuel Heymann

Date: December 29, 2022

EXHIBIT A

Confidentiality, Non-Competition, Non-Solicitation and Assignment of Inventions Agreement

This Confidentiality, Non-Competition, Non-Solicitation and Assignment of Inventions Agreement, made as of December , 2022 is entered into by Cyabra Strategy Inc. (the “Company”) and Emmanuel Heymann (the “Employee”)

NOW, THEREFORE, in consideration of the initial and continued employment of the Employee, of the Employee receiving any securities, options or other forms of compensation from any Related Company (as hereinafter defined) and of the mutual covenants and promises contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.	Confidential Information

(a) Confidential Information. The Employee agrees that the Employee shall not either during the Employee’s employment with the Company, the Company’s parent Cyabra Strategy Ltd. (the “Parent”) and any future subsidiary of the Company, affiliates or any holding company of the Company (the Company, the Parent and each such subsidiary, affiliate and holding company being a “Related Company” and collectively referred to herein as the “Related Companies”), or at any time thereafter, except as required in the performance of the Employee’s services for a Related Company, (i) use any Confidential Information in any manner whatsoever, (ii) disclose or divulge any Confidential Information, except to the extent required by law (but only after the Employee has provided the Company with reasonable notice and opportunity to take legal action against such legally required disclosure) or (iii) remove or aid in the removal from the premises of any Related Company any Confidential Information or any property or material relating thereto. If the Employee is subpoenaed or served with a court order or other legal document requesting the production or disclosure of Company documents or Confidential Information to a third party, the Employee shall (unless otherwise prohibited by law) notify the Company. However, nothing in this Agreement shall be construed to prohibit Employee from providing information to a government agency in good faith for the purpose of reporting a violation of law or cooperating with a duly authorized law enforcement agency’s investigation.

(b) As used herein, the term “Confidential Information” shall mean any and all non public information, including without limitation and by way of illustration only, analyses, compilations, studies, documents, materials, books, drawings, policies, concepts, ideas, patents, results, improvements, inventions (whether reduced to practice or not), techniques, protocols, practices, systems, processes, applications, strategies, forecasts, models, designs, discoveries, research and development, methods, formulae, data, procedures, sketches, drawings, photographs, models, prototypes, devices, apparatus, equipment, research materials, developmental or experimental work, work in progress, mask work, know-how, knowledge, trade and business secrets, information relating to actual or planned technology, all other intellectual property rights (whether or not patented), products, computer hardware and software, costs data, pricing methods, affiliates, business partners, customers, customer prospects, end- users of the Company’s products, suppliers, vendors, business plans, product plans, future plans, dealings and transactions, promotional and marketing activities, finances and other business affairs, controlling personals and shareholders an all embodiments of any of the foregoing relating to the business of the interests, activities and/or operation of the Company, or of any entity or person with which or whom the Company deals or is otherwise connected. Confidential information does not include information lawfully acquired or created by a non-management employee about wages, hours or other terms and conditions of employment when used for purposes protected by §7 of the National Labor Relations Act (NLRA). Non-management employees have a right under the NLRA to self-organization, to form, join, or assist labor organizations, to bargain collectively through representatives of their own choosing, and to engage in other concerted activities for the purpose of collective bargaining or other mutual aid or protection, and to refrain from any or all of such activities. Employee understands and agrees that nothing in this Agreement shall prohibit Employee or other employees from exercising rights protected by the NLRA.

(c) Delivery of Material. Upon the Company’s request at any time and for any reason, the Employee shall immediately deliver to the Company all materials (including all soft and hard copies) in the Employee’s possession which contain or relate to Confidential Information.

(d) Customer Lists, etc. The Employee acknowledges and agrees that all lists of current and prospective customers and vendors of, and any other parties having material business relations with, any Related Company developed before, during or after the course of the Employee’s employment with any Related Company are, and shall continue to be, the sole and exclusive property of the Company and that the Employee neither has, nor shall have, any right, title or interest therein. The Employee further acknowledges and agrees that such lists are and must continue to be confidential, and are not readily accessible to any competitor of any Related Company.

2. Defend Trade Secrets Act of 2016. I acknowledge receipt of the following notice under 18 U.S.C § 1833(b)(1): “An individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that (A) is made (i) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.”

3. Noncompetition and Nonsolicitation Covenants. The Employee agrees that the Employee shall not, during the period in which the Employee is employed by any Related Company and for a period of one year thereafter:

(a) directly or indirectly, individually or as a consultant to, or employee, officer, director, manager, stockholder, partner, member or other owner or participant in any business entity, other than a Related Company, engage in or assist any other person or entity to engage in any business which competes with any business in which any Related Company is engaging or, to the knowledge of the Employee, in which any Related Company plans to engage or is considering engaging, during or at the time of termination of the Employee’s employment, in any territory in the United States, in which the Employee was assigned within the two (2) year period immediately prior to the termination of Employee’s employment with the Company; or

(b) directly or indirectly, individually or as a consultant to, or employee, officer, director, manager, stockholder, partner, member or other owner or participant in any business entity, solicit, divert or take away, or attempt to solicit, divert or take away from any Related Company, or offer employment or any consulting arrangement to, or otherwise interfere with the business relationship of any Related Company with, (i) any person who is, or was within the one year period immediately prior to the termination of the Employee’s employment with the Company (or any other Related Company), employed by, associated with or a consultant to any Related Company, or (ii) any person or entity who is, or was within the one year period immediately prior to the termination of the Employee’s employment with the Company (or any other Related Company), a customer or client of, a prospective customer of client of, supplier to or other party having material business relations with any Related Company (x) with whom the Employee had contact while employed by the Company, or (y) about whom the Employee had access to Confidential Information while employed by the Company.

(c) Tolling. If Employee fails to comply with a timed restriction in this Agreement, the time period for that will be extended by one day for each day Employee is found to have violated the restriction, up to a maximum of twelve (12) months.

4.	Inventions.

(a) All inventions, modifications, discoveries, designs, developments, improvements, processes, software programs, works of authorship, documentation, formulae, data, techniques, know-how, secrets or intellectual property rights or any interest therein (collectively, the “Developments”) made by the Employee, either alone or in conjunction with others, at any time or at any place during the Employee’s employment with any Related Company, whether or not reduced to writing or practice during such period of employment, which relate to the business in which any Related Company is engaged or in which any Related Company intends to engage, shall be and hereby are the exclusive property of the Parent without any further compensation to the Employee. In addition, without limiting the generality of the prior sentence, all Developments which are copyrightable work by the Employee are intended to be “work made for hire” as defined in Section 101 of the Copyright Act of 1976, and shall be and hereby are the property of the Parent.

(b) The Employee shall promptly disclose any Developments to the Company. I acknowledge receipt of the following notice under 18 U.S.C § 1833(b)(1): “An individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that (A) is made (i) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.” The Employee shall sign all instruments necessary for the filing and prosecution of any applications for, or extension or renewals of, letters patent (or other intellectual property registrations or filings) of the United States or any foreign country which the Company desires to file and relates to any Development. The Employee hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as such Employee’s agent and attorney-in-fact (which designation and appointment shall be deemed coupled with an interest and shall survive the Employee’s death or incapacity), to act for and in the Employee’s behalf to execute and file any such applications, extensions or renewals and to do all other lawfully permitted acts to further the prosecution and issuance of such letters patent, other intellectual property registrations or filings, or other similar documents with the same legal force and effect as if executed by the Employee.

(c) Attached hereto as Schedule A is a list of all inventions, modifications, discoveries, designs, developments, improvements, processes, software programs, works of authorship, documentation, formulae, data, techniques, know-how, secrets or intellectual property rights or any interest therein made by the Employee prior to the Employee’s employment with the Company or any other Related Company (collectively referred to as “Prior Inventions”), which belong to the Employee and which relate to the business of the Company or any other Related Company, and which are not assigned to the Parent hereunder; or, if no such list is attached, the Employee represents that there are no such Prior Inventions. If in the course of the Employee’s employment with the Company, the Employee incorporates into a Related Company product, process or machine a Prior Invention owned by Employee or in which Employee has an interest, the Parent is hereby granted and shall have a nonexclusive, royalty-free, irrevocable, perpetual, transferable, worldwide license to make, have made, modify, use, sell and otherwise exploit such Prior Invention as part of or in connection with such product, process or machine, or any enhancements or extensions thereof.

5.	Injunctive and Other Equitable Relief, etc.

(a) The Employee acknowledges that the services to be rendered by the Employee under the terms of this Agreement are of a special, unique and extraordinary character, which gives them a peculiar value, the loss of which cannot be reasonably or adequately compensated in damages in any action at law. By this reason, the Employee consents and agrees that if the Employee violates, or threatens to violate, any of the provisions of this Agreement, the Company and any other Related Company shall be entitled, in addition to any other remedies, to the remedies of injunction, specific performance and other equitable relief for such a violation or threatened violation by the Employee. This Section 4 shall not, however, be construed as a waiver of any of the rights which the Company or any other Related Company may have for damages or otherwise.

(b) The Employee’s obligations under Sections 1, 2 and 3 of this Agreement shall survive the termination of the Employee’s employment regardless of the manner of such termination.

6. Other Agreements. The Employee represents and warrants that the Employee’s performance of all the terms of this Agreement and as an employee of any Related Company does not and will not breach any other employment, consulting, noncompetition, nondisclosure, confidentiality or other agreement to which the Employee is a party or by which the Employee is bound.

7. Notices. All notices required or permitted under this Agreement shall be in writing and shall be sent by personal delivery, overnight courier or deposit in the United States Post Office, by registered or certified mail, postage prepaid, addressed to the other party at the address shown above, or at such other address or addresses as either party shall designate to the other in writing in accordance with this Section 6.

8. Notice to Offerors. Employee agrees that if, during Employee’s employment with the Company or the period of restrictions set forth in Section 2 hereof, Employee receives an offer or engagement, Employee will provide a copy of this Agreement to the offeror as soon as possible after receiving such offer.

9. Not a Contract of Employment; Notification to New Employer. The Employee understands that this Agreement does not constitute a contract of employment or give the Employee any rights to employment or continued employment with any Related Company. In the event that the Employee is no longer an employee of the Company, the Employee consents to notification by the Company to the Employee’s new employer or its agents regarding the Employee’s rights and obligations under this Agreement.

10. Governing Law; Severability. This Agreement shall be construed, interpreted and enforced in accordance with the laws of the State of New York, without regard to its conflicts of law principles. This Agreement shall be interpreted in such a manner as to be effective and valid under applicable law, but if any provision hereof shall be prohibited or invalid under any such law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating or nullifying the remainder of such provision or any other provisions of this Agreement. If any one or more of the provisions contained in this Agreement shall for any reason be held to be excessively broad as to duration, geographical scope, activity or subject, such provisions shall be construed by limiting and reducing it so as to be enforceable to the maximum extent permitted by applicable law. The parties agree that, the New York State Supreme Court in New York County or the United States District Court for the Southern District of New York, as well as the courts in the state in which you are based to work for the Company, shall have jurisdiction to adjudicate disputes arising under this Agreement. The parties specifically consent to submit to the personal jurisdiction of the said courts for said purposes and the laying of venue in the said courts.

11. Miscellaneous. The terms and conditions of this Agreement shall apply to the Employee’s employment with the Company and/or any other Related Company, and each subsidiary, parent or holding company of the Company, including the Parent shall be an intended third party beneficiary of this Agreement. As used in this Agreement, the terms “employment,” “employ” or words of similar import shall include any period in which the Employee is a consultant to any Related Company. No delay or omission by the Company (or any other Related Company) in exercising any right under this Agreement shall operate as a waiver of that or any other right. A waiver or consent given by any Related Company on any one occasion shall be effective only in that instance and shall not be construed as a bar or waiver of any right on any other occasion. No waiver of this Agreement or any provision hereof shall be binding upon the party against whom enforcement of such waiver is sought unless it is made in writing and signed by or on behalf of such party. This Agreement may be amended or modified only by a written instrument executed by both the Company and the Employee. The captions of the sections of this Agreement are for convenience of reference only and in no way define, limit or affect the scope or substance of any section of this Agreement. This Agreement shall be binding on and inure to the benefit of the parties hereto and their respective heirs, executors and administrators, successors and permitted assigns, except that the rights and obligations of the Employee hereunder may not be assigned without the Company’s prior written consent. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements and understandings, whether written or oral, relating to the subject matter of this Agreement. This Agreement may be executed in any number of counterparts, including counterparts by facsimile, each of which shall be deemed an original, but all of which when taken together shall constitute one and the same Agreement.

The parties hereto have executed this Agreement as a sealed instrument as of the date first set forth above.

CYABRA STRATEGY, INC.

By:	/s/ Dan Brahmy
Dan Brahmy

EMPLOYEE:

/s/ Emmanuel Heymann
Emmanuel Heymann
Dated: 28-Dec-2022

SCHEDULE A

Prior Invention:	Date:	Identification Number or Brief Description